Exhibit 3.1

ARTICLES OF AMENDMENT TO

THE CHARTER OF

CAPSTAR FINANCIAL HOLDINGS, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):

1. The name of the corporation is CapStar Financial Holdings, Inc. (the “Corporation”).

2. Further, upon the effectiveness of these Articles of Amendment, the first sentence of Paragraph (a) of Article 2 of our Charter is hereby deleted in its entirety and replaced with the following:

“(a) The total number of shares of capital stock which the Corporation has authority to issue is forty million (40,000,000) shares, of which thirty-five million (35,000,000) shares shall be common stock, $1.00 par value per share, and five million (5,000,000) shares shall be preferred stock, $1.00 par value per share.”

3. These Articles of Amendment to the Charter were duly adopted by the Board of Directors of the Corporation on March 5, 2020 and by the requisite vote of the shareholders of the Corporation on April 24, 2020.

4. These Articles of Amendment shall be effective when filed with the Secretary of State of the State of Tennessee.

IN WITNESS WHEREOF, the undersigned has executed and delivered these Articles of Amendment this 24th day of April, 2020.

CAPSTAR FINANCIAL HOLDINGS, INC.

By:	/s/ Timothy K. Schools
Name:	Timothy K. Schools
Title:	President and Chief Executive Officer